Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:08 PM 09/11/2018
FILED 03:08 PM 09/11/2018
SR 20186597933 - File Number 4823903

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SUMMIT SEMICONDUCTOR, INC.

September 11, 2018

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Summit Semiconductor, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. Article First of the certificate of incorporation, as amended, of the Corporation (the “Certificate of Incorporation”) is hereby amended to read in its entirety as set forth below:

“First: The name of this Corporation is Summit Wireless Technologies, Inc.”

2. The amendment to the Certificate of Incorporation effected by this Certificate of Amendment was duly authorized by the board of directors of the Corporation by written consent in accordance with the provisions of Sections 242 and 141(f) of the General Corporation Law of the State of Delaware.

3. The foregoing amendment shall be effective as of the time this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the date first written above.

SUMMIT SEMICONDUCTOR, INC.

By:	/s/ Brett Moyer
Name: Brett Moyer
Title: Chief Executive Officer